UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 1, 2016, in connection with the proposed amendment and restatement of the certificate of incorporation (the “New Certificate”) of IAC/InterActiveCorp (“IAC”) to provide for a new class of common stock generally without voting rights (the “Class C common stock”) and the proposed pro rata dividend of Class C common stock to the holders of common stock and Class B common stock (the “Dividend” and, together with the New Certificate, the “Class C Issuance”), IAC, Mr. Barry Diller and certain affiliates of Mr. Diller (collectively, the “Diller Parties”) entered into an agreement (the “New Governance Agreement”) providing for the amendment and restatement of the existing governance agreement between IAC and Mr. Diller (the “Existing Governance Agreement”), which amendment and restatement will become effective only upon the date the Dividend is delivered or paid to IAC’s stockholders.

As provided in the New Governance Agreement, upon the date that the Dividend is delivered or paid to IAC’s stockholders, the Existing Governance Agreement will terminate and be superseded by the New Governance Agreement.

Restrictions on Transfer of Class C Common Stock

Pursuant to the New Governance Agreement, none of Mr. Diller or his family members and his or their affiliates that are or will become party to the New Governance Agreement may, subject to certain exceptions, sell, assign, transfer, convey, hypothecate or otherwise dispose of (each, a “Transfer”) any shares of Class C common stock to a third party if, as a result of such Transfer, the Diller Parties would then beneficially own, in the aggregate, a number of shares of Class C common stock that is less than the Minimum Class C Number.  The “Minimum Class C Number” will initially be equal to the number of shares of Class B common stock held by the Diller Parties on the date that the Dividend was paid or distributed and will be reduced by certain transfers of shares of Class B common stock or Class C common stock as described in the New Governance Agreement.  In the event that, as a result of a Transfer of its Class C common stock, the Diller Parties beneficially own, in the aggregate, a number of shares of Class C common stock that is less than the Minimum Class C Number, the Diller Parties would be required to acquire additional shares of Class C common stock, Transfer a number of shares of Class B common stock to a third party or give irrevocable notice to IAC to convert into shares of common stock a number of shares of Class B common stock such that after such acquisition, Transfer or conversion, the Diller Parties beneficially own, in the aggregate, shares of Class C common stock at least equivalent to the Minimum Class C Number.

Equal Treatment in Covered Transactions

The New Governance Agreement also provides that, subject important exceptions, neither IAC nor any Diller Party will enter into or consummate a “Covered Transaction” (as defined in the New Governance Agreement) unless it includes the same type and amount of consideration (or mix of consideration) or an offer to receive the same type and amount of consideration (or mix of consideration) to all holders of common stock, Class B common stock, and Class C common stock.

Issuance Suspension Event

The New Governance Agreement also provides that, if, at any time, Mr. Diller, his family members, and his and their respective affiliates cease to own, in the aggregate, at least 20% of the total voting power of IAC’s outstanding securities (an “Issuance Suspension Event”), IAC will not issue or agree to issue any new shares of Class C common stock or securities convertible into or exchangeable or exercisable for shares of Class C common stock without the prior approval of the Board of Directors of IAC (the “Board”) upon the recommendation of a committee of independent and disinterested directors.  However, the approval of the Board will not be required for any issuances of shares of Class C common stock made in connection with the exercise, exchange or conversion of securities outstanding immediately prior to such Issuance Suspension Event or pursuant to other contractual obligations of IAC or its subsidiaries in effect immediately prior to such Issuance Suspension Event.

Elimination of Consent Rights

In amending and restating the Existing Governance Agreement, Mr. Diller has agreed to eliminate his right to consent to certain corporate matters in the event that IAC’s ratio of total debt to EBITDA (as defined in the Existing Governance Agreement) equals or exceeds four-to-one over a continuous twelve-month period.

Amendment; Waiver

The New Governance Agreement may only be amended or waived with the approval of Mr. Diller, or, following his death, by the Diller Parties owning, in the aggregate, a majority of the Class B common stock collectively owned by all Diller Parties at such time, and a committee of the Board consisting of independent and disinterested directors.  However, any amendment to the New Governance Agreement that impacts the rights of the holders of common stock or Class C common stock must be approved by the holders of a majority of the outstanding shares of the common stock and Class C common stock, respectively.  Any such amendment that impacts the rights of the holders of common stock and Class C common stock equally and identically must be approved by the holders of common stock and Class C common stock, voting together as a single class.

The foregoing description of the New Governance Agreement and the transactions contemplated thereby and as described herein do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the New Governance Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Governance Agreement, by and among IAC/InterActiveCorp, a Delaware corporation, Mr. Barry Diller and other persons signatory thereto, dated as of November 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski

	Title:	Executive Vice President,

General Counsel and Secretary

Date: November 4, 2016

EXHIBIT INDEX

Number	Description
10.1	Second Amended and Restated Governance Agreement, by and among IAC/InterActiveCorp, a Delaware corporation, Mr. Barry Diller and other persons signatory thereto, dated as of November 1, 2016